EXHIBIT 10.10 HARRISON DIGICOM AND NATIONAL SALES CORP. JOINT VENTURE AGREEMENT TRANSACTION NO. NSC778-19

                     FINANCIAL MANAGEMENT PROGRAM AGREEMENT

This Joint Venture (Hereinafter 'Agreement") Is Made This 15th Day Of December 1998 by and between,
Harrison Digicom, Inc, whose address is: 5836 South Pecos Road, Las Vegas, NV 89120, hereinafter referred to as "Party One" and;
National Sales Corps, whose address is; 401 Hariton Court, Norfolk, VA 23505, hereinafter Referred to as "Party Two"
(individually, the party, collectively the Parties) possessing full authority and capacity to so execute on behalf of their respective entities.

WITNESS
Whereas, Party One has offered to Party Two, 220,000 preferred non voting convertible shares of Harrison Digicom, Inc. at a price of $1,000 per share for a total price of two hundred twenty million ($220,000,000) US Dollars bearing a 10% annual dividend prepaid at closing of this agreement. Stock shall have a conversion rate of 1 share of preferred to 1000 shares of common stock hereinafter referred to as (collateral), endorsed by the board resolution as outlined in this agreement.
Whereas, Party Two, will notify Party One, which bank or financial institution will receive the said shares of preferred stock and shall DTC or hard copy delivery of their verified, authenticated said shares of stock in the amount of two hundred twenty million ($220,000,000) US Dollars worth of preferred convertible shares of Stock. Party Two will, upon acceptance by the receiving said stock at bank or financial institution of the (collateral), deposit the collateral in a financial management program. The financial management program will pledge the (collateral) plus other financial assets to raise funds for Harrison Digicom, Inc. Party One warrants that the collateral is good, clean and not of illegal origin and all corporate resolutions required to accomplish said transaction has been legal completed in compliance with all regulatory bodies. Party Two will provide Party One, a financial Trust Guarantee in the amount of $200,000,000 direct exchange for said collateral.
Nowtherefore, in consideration of the mutual covenants, promises and agreements hereinafter set forth and for the mutual exchange of adequate legal consideration, the receipt of which is hereby acknowledged. The parties hereto agree to the following:

1.0  Issuance of Financial Guarantee
Subject to the terms and conditions of the this agreement, Party Two shall issue a financial Trust Guarantee in the amount of ($200,000,000) Two Hundred Million USD in exchange for the execution of this contract and further issuance of Two Hundred Twenty Million ($220,000,000) Us Dollars Worth Of Preferred Convertible Shares Of Stock.

1.1   Payments to Harrison Digicom, Inc.
Based on the cash generated by the financial instruments issued by National Sales Corps in conjunction with Harrison Digicom, Inc. Party Two shall exchange cash for the delivery of a release from the financial Trust Guarantee issued by NSC in blocks not less than ("$100,000.00") one hundred thousand USD. Both parties shall agree on the trance schedule to ensure proper funding of approved budgets of Harrison Digicom, Inc. Schedule may be adjusted quarterly to meet the companies needs as approved by both parties in writing.

1.2   Taxes, Duties, Commissions
The parties accept their own liability for any taxes, import duties or charges that may be found applicable in the performance of their respective duties herein or their respective profits. The parties each accept their own liability for any commission or profit.

1.3   Convertibility of shares
Party Two shall have to right to convert shares at their discretion of any and all shares issued to NSC or as directed by NSC. The conversion ratio shall be at the rate of 1 preferred convertible share shall be exchanged for 1000 common shares a stock, plus any dilution from the execution of this agreement. Shares shall comply with the SEC and may be issued as free trading or restricted based on the requirements of NSC and further sale of stock to third party.

2.0   Schedule for Contract Payments
The schedule for each trance shall begin no later than January 1, 1999 and shall continue every 10 banking days or as per agreed by both parties. A preliminary schedule is shown below:

Trance #                       Trance Amount          Cumulative Amount
        1 - 10                 $   100,000            $  1,000,000
       11 - 20                 $ 1,000,000            $ 11,000,000
       21 - 30                 $10,000,000            $111,000,000
       31 - 38                 $20,000,000            $191,000,000
     Final Payment             $19,000,000            $200,000,000

3.0   Due Diligence
Party Two acknowledges that it has the right to undertake it's own investigation and due diligence as to the validity and value of the collateral but may and will rely any statements regarding the collateral made by Party One and/or representatives and/or agent thereof, and assures the validity of collateral as to being good, clean, unnumbered and of non-criminal origin.

4.0   Escrow Fees
Party One agrees to pay any and all escrow and sub-escrow fees should such escrow be necessary, and charged to the financial management manager.

5.0   Dollar Denominations
All monetary amounts referred to herein are denominations as per the currency of the United States of America.

6.0   Events Of Default
Parties shall be in default of this agreement upon any of the following events:
1   If Party Two fails to make to payment to Party One as required as per schedule as agreed to herein;
2   If Party One fails to release the financial obligation of the Trust
Guarantee as funding takes place and return to party two the financial trust guarantee by the end of the agreement;
3   If either party fails to honor the terms and conditions of this agreement or any of its representations or warranties;
4   Default shall mean, failure of either party to cure within thirty (30)days after written notice.

7.0   Remedies
In the event of default by either Party under this agreement, after thirty (30) day notice to correct. Parties shall have the write to call for release of the collateral immediately on a pro rata basis.

8.0   Release and Return of Financial Trust Guarantee
At the end of the term or in the event of default, the financial guarantee must be returned to Party Two without lien, indebtedness, restrictions, penalties, judgments, etc.. The release shall be without recourse.

9.0   Waiver, Delay
Any failure by any or the parties hereto to comply with any of the obligations, agreements or conditions set forth herein maybe waived by the other party or parties, provided however, that any such waiver shall not be deemed a waiver of the others obligations or conditions contained herein, no delay, failure or discontinuance of, in exercising any rights, power of remedies under this agreement will affect the payment obligations of Party Two. Any waiver, permit, consent or approval of any kind by Party One of any provisions of conditions of, or any notice of breach or default under this agreement must be in writing and shall be effective only to the extent set forth in writing.

10.   Notices
 a. All notices, requests, demands and other communications thereunder shall be in writing and shall be deemed to have been dully delivered when:
 1. Personally delivered by hand and receipt for;
 2. ten (10) days after having seen deposited in any national postal conveyance, certified or registered, return receipt requested, postage prepaid;
 3. delivered by facsimile transmission with telephone confirmation or receipt;
or
 b. two (2) business days after having deposited with an overnight carrier, addressed to the parties or their permitted assignees at the following addresses, or at such other addresses as shall be given in writing by any party to the other as follows:

To Party One:
Harrison Digicom, Inc, whose address is: 5836 South Pecos Road, Las Vegas, NV 89120. hereinafter referred to as "Party One" and;

To Party Two:
National Sales Corps, Whose Address Is; 401 Hariton Court, Norfolk, Va.  23505

11.0   Successors and Assigns
Nothing contained in this agreement, expressed or implied, is intended to confer on any entity or person, anything other then stated herein. All covenants, representations and warranties of the parties contained herein shall be binding and inure to the benefit of Party One and/or Party Two, and their successors, heirs and permitted assigns, subject to the limitations contained herein.

12.0   Counterparts
This agreement may be in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

13.0   Captions and Section Headings
Captions and section headings under herein are for convenience only and are not a part of this agreement and shall not be construed as such.

14.0   Additional Documents
Each of the parties hereto agree to cooperate in the affection of the transactions contemplated hereby and to execute any and all additional documents necessary and to take such additional action as shall reasonably be necessary or appropriate for such purposes.

15.0   Applicable Law
This agreement shall be governed and construed in accordance with Article 1,
Section 10 of the Common Law Intervivos section of the United States Constitution, 1787 as the ability to make contract and further governing laws of the Trust guarantee to be issued as part of this contract.

16.0   Complete Agreement
This agreement contains the complete agreement between the parties and supersedes any prior understanding, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

17.0   Amendment; Modifications
This agreement may not be amended nor modified in any respect except by written instrument executed by all of the parties hereto.

18.0   Attorney Fees
In any action to enforce any provision of this agreement, or a right to remedy arising pursuant to this agreement, the prevailing party shall be entitled to recover their attorney fees and costs associated with such action. Including all attorney fees and costs incurred in connection with the appeal of any court decision that may be rendered therewith.

19.0   Non-circumvention & Non-disclosure
Neither party will attempt to contact, deal with or solicit, either directly or indirectly, any party, financial institution or client introduced by the other party (s) in any manner whatsoever without the expressed written consent of the introducing party. except as may be required by applicable statute, regulation or process of law. All information exchanged between parties is of confidential nature and no party shall disclose to any unauthorized person or entity any information obtained or received regarding this transaction. any unauthorized action or attempt to do so shall be considered breach of this agreement.

20.0   Originals; Facsimile copies
Any photocopy of the original facsimile transmissions or tills document, the parties signatures, upon which must have been witnesses in order to be an original, fuel binding and enforceable document, unless otherwise agreed by the parties. This document is executed in three (3) originals.

a)   Sections, Pages and Schedules
b) This Agreement Contains Twenty One (21) Sections On Six (8) Pages And Other Exhibits As May From Time Too Time Be Appended.
In witness whereof; the parties hereto have caused this agreement to be executed and sealed the day, month and year first herein written above. For Party One:
/s/

Harrison Digicom, Inc, whose address is: 5836 South Pecos Road, Las Vegas, NV 89120.

For Party Two:
/s/JOHN W. BUSH
JOHN W. BUSH
National Sales Corps, Whose Address Is; 401 Hariton Court, Norfolk, Va. 23505 NSC 778-19